Exhibit 2.1

Description of securities

Description of rights of each class of securities

registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

American Depositary Shares (“ADSs”) representing one ordinary share (the “Shares”) of Woodside Energy Group Ltd (“Woodside”) are listed and traded on the New York Stock Exchange and, in connection with this listing (but not for trading), the Shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of Shares and (ii) ADS holders. Shares underlying the ADSs are held by Citibank, N.A., as depositary (the “Depositary”), and holders of ADSs are not treated as holders of the Shares.

Shares

Share Capital of Woodside

The liability of each shareholder is limited to the amount, if any, unpaid on the Shares held by that shareholder. The Shares are fully paid and freely transferable.

Rights Attaching to Shares

Introduction

The rights and liabilities attaching to the Shares are set out in Woodside’s Constitution (the “Constitution”), and are also subject to the Corporations Act and the listing rules of the ASX (the “ASX Listing Rules”) and the listing rules of the NYSE and the LSE.

The following is a summary of the main rights and liabilities attaching to the Shares. This summary does not purport to be exhaustive or to constitute a definitive statement of all of the rights and liabilities attaching to the Shares. Those rights and liabilities involve complex questions of law arising from the interaction of the Constitution and statutory and common law requirements.

This summary must be read subject to the full text of the Constitution, attached as Exhibit 1.1 to Woodside’s Annual Report on Form 20-F for the year ended 31 December 2022.

Overview

All Shares are fully paid and rank equally for dividends and other rights.

Under the Corporations Act, the Constitution has effect as a contract between:

•	Woodside and each shareholder;

•	Woodside and each Director and company secretary of Woodside; and

•	a shareholder and each other shareholder.

Accordingly, shareholders hold their Shares subject to the terms of the Constitution and are bound by the terms of the Constitution. The following is a non-exhaustive summary of the provisions of the Constitution.

Objects and Purposes

The Constitution does not contain any limitations on Woodside’s objects and purposes.

Powers of Woodside and Directors

General Powers

Woodside may exercise in any manner permitted by the Corporations Act, any power which a public company limited by shares may exercise under that legislation. The business of Woodside is managed by or under the direction of the Directors. The Directors may exercise all the powers of Woodside except any powers that the Corporations Act or the Constitution requires Woodside to exercise in a general meeting.

Execution of Documents

Woodside may execute a document with or without the common seal so long as the fixing of the seal is witnessed by, or the document is signed by, either two Directors or a Director and a company secretary of Woodside.

Share Capital

Woodside in general meeting may reduce or alter its share capital in any manner allowed or provided for by the Corporations Act and the ASX Listing Rules. The board of directors of Woodside (the “Board”) may do anything which is required to give effect to any resolution authorizing reduction or alteration of the share capital of Woodside.

Each Share is denominated in Australian dollars.

Meetings of Shareholders and Notices

Shareholders’ rights to attend and vote at shareholder meetings are primarily prescribed by the Corporations Act and the Constitution. Subject to certain exceptions, each shareholder is entitled to receive notice of, attend (whether or not entitled to vote) and vote at general meetings and to receive all notices and other documents required to be sent to shareholders under the Constitution, the Corporations Act and the ASX Listing Rules.

A general meeting of shareholders must be called by a notice of at least 28 days for a meeting of shareholders in accordance with the Corporations Act. The notice of meeting of shareholders must be given to the ASX, each shareholder (whether or not such shareholder is entitled to vote at the meeting), each Director (other than an alternate director) and Woodside’s auditor. The notice must set out the date and time of the meeting (if virtual meeting technology is to be used in holding the meeting, that virtual meeting technology must be reasonable and allow shareholders to exercise orally and in writing any rights of shareholders to ask questions and make comments), the general nature of the business of the meeting, the date and time at which persons will be taken, for the purpose of the meeting, to hold Shares and any other information or documents specified by the Corporations Act and the ASX Listing Rules.

Woodside may give a notice of meeting to shareholders by serving it personally, sending it by post to, or leaving it at, the address shown in the register of members of Woodside maintained under the Corporations Act (the “Woodside Register”) or any other address, or by sending it by fax or electronically to the address provided by the shareholder for the purpose of giving notices.

Woodside must hold an annual general meeting in accordance with the Corporations Act and the ASX Listing Rules. Under the Corporations Act, every public company that has more than one member must hold an annual general meeting at least once in each calendar year, and within five months after the end of its financial year.

Voting Rights

Subject to any rights or restrictions attached to Shares, the terms of the Constitution and voting exclusions under the ASX Listing Rules or the Corporations Act, each outstanding Share entitles the shareholder to one vote on each matter properly submitted to shareholders for their vote. At a general meeting of shareholders, every shareholder entitled to vote in person or by proxy, attorney or representative has:

•	one vote on a show of hands; and

•	one vote on a poll for every Share held.

The quorum for a meeting of shareholders is three eligible shareholders entitled to vote. If more than one joint holder of a Share is present at a meeting in person or by proxy, attorney or representative, and tenders a vote, the vote of the shareholder named first in the Woodside Register will be accepted to the exclusion of the others. Each shareholder may vote in person or by proxy. A proxy appointed to attend and vote may exercise the rights of the shareholder on the basis and subject to the restrictions provided in the Corporations Act but not otherwise, but may not cast a vote by direct vote (i.e., by casting a vote by sending it to Woodside before the meeting).

A proxy is not revoked by the appointing shareholder attending and taking part in the meeting, unless the appointing shareholder actually votes at the meeting on the resolution for which the proxy is proposed to be used. A resolution at a general meeting must be decided on a show of hands unless a poll is demanded. A poll may be demanded on any resolution (except a resolution concerning the election of the chairperson of the meeting or, unless the chairperson otherwise determines, the adjournment of a meeting).

If the votes on a proposed resolution are equal, the chairperson of the meeting has a casting vote.

Dividend Rights and Distributions In Kind

Directors may pay any dividend (including an interim, final or special dividend) that they think the financial position of Woodside justifies, and fix the date for payment.

Directors may direct payment of a dividend by the distribution of specific assets (including paid-up Shares or of another body corporate) either generally or to specific shareholders.

Directors may implement a dividend reinvestment plan on any terms as they think fit, under which any dividend due to shareholders who participate in the plan may be applied in subscribing for Shares, subject to the rules of the relevant dividend reinvestment plan.

Redemption and Preferences

Woodside may issue preferences shares, but Woodside has not issued and currently has no intention to issue any preference shares.

All Shares have the same rights and preferences. Shareholders are not entitled to any pre-emptive or preferential rights to acquire additional Shares.

Issue of Further Shares

Subject to the Corporations Act, ASX Listing Rules and the Constitution, Woodside may issue, allot or grant option over or rights in respect of, or otherwise dispose of, shares in Woodside or other securities of Woodside and decide, among others, the terms, rights and restrictions of the securities, as determined by the Board from time to time.

Transfer of Woodside Shares

Subject to the Constitution and the rights attached to Shares under ASX Listing Rules or the Corporations Act or other applicable legislation, shareholders may transfer Shares by any means permitted by the Corporations Act or by applicable law.

Directors may refuse to register a transfer of Shares in circumstances set out in the Constitution (including but not limited to, those permitted under ASX Listing Rules or ASX Settlement Operating Rules). Where Directors refuse to register a transfer, Woodside must give written notice of the refusal and the reasons for refusal within the maximum period permitted by the ASX Listing Rules.

Proportional Takeover Provisions

The Constitution requires shareholder approval in relation to any proportional takeover bid. These provisions will cease to apply unless they are renewed by shareholders passing a special resolution by the third anniversary of either the date that those rules were adopted or the date those rules were last renewed. These rules were adopted on 2 May 2019 and were reinserted for a further 3 years following approval by shareholders at the Woodside shareholders meeting on 19 May 2022.

Variation of Rights

The Corporations Act provides that the rights attached to a class of shares may be varied or cancelled only:

•	with the written consent of members with at least 75% of the votes of the affected class; or

•	by special resolution passed at a meeting of the holders of the issued shares of that class.

Capitalizing Profits

Woodside may capitalize and distribute among shareholders undivided profits and other amounts available for distribution. Shareholders are entitled to participate in that capital distribution if entitled to receive dividends and in the same proportions.

Reduction of Capital

Woodside may reduce or alter its share capital in any manner allowed or provided for by the Corporations Act and the ASX Listing Rules in a general meeting. An equal reduction of capital must be approved by shareholders by way of an ordinary resolution. A selective reduction of capital must be approved by shareholders by way of a special resolution.

Winding Up

If Woodside is wound up, a liquidator may divide among all or any of the contributories, as the liquidator thinks fit, in specie or kind, any part of the assets of Woodside, and may vest any part of the assets of Woodside in trustees on any trusts for the benefit of all or any of the contributories as the liquidator thinks fit. Any division may be otherwise than in accordance with the legal rights of the contributories and, in particular, any class may be given preferential or special rights or may be excluded altogether or in part, but if any division otherwise than in accordance with the legal rights of the contributories is determined, any contributory who would be prejudiced by the division has a right to dissent and ancillary rights as if the determination were a special resolution passed under the Corporations Act relating to the sale or transfer of Woodside’s assets by a liquidator in a voluntary winding up.

Australian Takeover Provisions

Woodside is incorporated in and has its head office and central place of management in Australia. Accordingly, the following Australian legislation and regulations in relation to takeovers apply to Woodside:

•	the Corporations Act, particularly Chapter 6 (the relevant provisions of which are outlined below);

•	the Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FATA”); and

•	the Competition and Consumer Act 2010 (Cth).

The main Australian regulatory bodies are:

•	Australian Securities and Investments Commission (“ASIC”), which is responsible for administering and enforcing the Corporations Act;

•	the Australian Takeovers Panel, which is the principal forum for resolving disputes relating to a takeover during the bid period; and

•	the ASX.

If a proposed investor is a foreign company for the purposes of FATA, the acquisition may need to be approved by the Treasurer of Australia acting on the advice of the Foreign Investment Review Board.

If competition issues are likely to arise, the Australian Competition and Consumer Commission (“ACCC”) may become involved. The ACCC administers the Competition and Consumer Act 2010 (Cth).

Chapter 6 of the Corporations Act

Takeover Prohibition

Section 606 of the Corporations Act prohibits a person from acquiring a “relevant interest” in voting shares in a listed company or an unlisted company with more than 50 shareholders if, because of the acquisition, that person’s or someone else’s voting power increases:

1)	from 20% or below to more than 20%; or

2)	from a starting point that is above 20% and below 90%.

A person generally has a “relevant interest” in a share if they hold the share, have the power to exercise or control the exercise of the voting power attached to the share, or have the power to dispose of or control the dispose of the share. The term “voting power” is defined in broad terms and captures any relevant interest in shares held by a person’s “associates.”

These concepts are broad and, for example, a person can have a relevant interest and voting power in a share as a result of an agreement to purchase the share (even a conditional agreement) or a call option to acquire the share.

The concept of “associates” is complex, and generally includes:

1)	a person with whom the primary person is acting, or proposing to act, in concert in relation to the company’s affairs;

2)

persons with whom the primary person has entered or proposed to enter into an agreement for the purpose of controlling or influencing the composition of the company’s board or the conduct of the company’s affairs; and

3)	companies that the primary person controls, that control the primary person, or that are controlled by an entity that controls the primary person.

Exceptions to the Australian Takeovers Prohibition

If a person wishes to acquire more than 20% of a company, or increase a holding which is already above 20% (but less than 90%), the person must do so under an exception. There are four principal exceptions to the general prohibition under Section 606 of the Corporations Act which are relevant in this context:

1)	Takeover bids;

2)	Schemes of arrangement;

3)	“Creeping” acquisitions; or

4)	shareholder approved acquisitions.

Proportional Takeover Provisions

In addition to these takeover offer requirements, the Corporations Act provides that a listed entity may include provisions in its constitution which effectively require disinterested shareholder approval of any proposed takeover bid that is for less than all of the voting securities issued by the entity (other than those held by the bidder). In effect, this means that a transfer of shares in relation to a proportional takeover bid must not be registered unless shareholders pass a resolution to approve the bid. The Constitution includes provisions of this type. It provides that where an offer has been made under a proportional takeover bid (meaning an off-market bid for a specified proportion of the securities in the bid class) in respect of shares included in a class of shares in Woodside, registration of a transfer to effect a contract resulting from the acceptance of an offer made under the proportional takeover bid is prohibited unless and until a resolution to approve the proportional takeover bid is passed in accordance with the Constitution. The Board must convene a meeting of the persons entitled to vote on a resolution to approve the proportional takeover bid for the purposes of considering and, if thought fit, passing the resolution. Any shareholder that (i) is not the bidder or an associate of the bidder and (ii) at the end of the day on which the first offer under the proportional takeover bid was made, held shares included in that class, is entitled to vote on the resolution. A resolution to approve the proportional takeover bid is taken to have been passed if a majority of votes validly cast in favor of the resolution is greater than 50%. The Board must ensure that the resolution to approve the proportional takeover bid is convened, and voted on in accordance with the Constitution, before the approving resolution deadline in relation to the proportional takeover bid. The approving resolution deadline is the 14th day before the last day of the bid period and during which the offers under the proportional takeover bid remain open or a later day allowed by ASIC. The proportional takeover provisions do not apply to full takeover bids and must be refreshed every 3 years by a special resolution of shareholders. The proportional takeover bid provisions in Woodside’s Constitution were adopted on 2 May 2019 and were reinserted for a further 3 years following approval by shareholders at the Woodside shareholders meeting on 19 May 2022.

Foreign Investment

FATA

Foreign investment in, and ownership of, Australian businesses, entities and land is regulated under the FATA. The FATA is administered by the Foreign Investment Review Board Secretariat a division of the Treasury Department of the Australian Government. The ultimate responsibility for making decisions on foreign investment proposals rests with the Treasurer of the Australian Government.

Investment proposals by foreign persons may need to be notified to the Australian Government and may require prior approval from the Treasurer in accordance with the FATA. In general, private sector foreign persons investors must notify the Australian Government and get prior approval before acquiring a substantial interest in an Australian entity that is valued above certain monetary thresholds. Notification may also be required in relation to acquisitions of interests in a foreign entity that is a national security business under the FATA or is an Australian land-rich entity, or in respect of a foreign government investor, the acquisition of an interest in a foreign entity that holds a substantial interest in Australian subsidiaries are valued above the applicable monetary thresholds.

The FATA and regulations under the FATA provide the relevant monetary thresholds that apply. From 1 January 2021, a A$0 monetary threshold applies to acquisitions by foreign investors of interests in national security businesses and national security land. Acquisitions of interests in a “national security business” or “national security land” are referred to as national security actions. A business is a national security business if it is carried on wholly or partly within Australia, whether in anticipation of profit or gain, and it is a reporting entity (responsible entity or a direct interest holder) in relation to a critical infrastructure asset (within the meaning of the Security of Critical Infrastructure Act 2018, as enacted (the “SOCI Act”)).

As Woodside is considered a reporting entity of a critical gas asset within the meaning of the SOCI Act, it is considered a “national security business” under the FATA. Investments of a 10% or more (or less than 10% with an ability to influence, participate in or control the entity/business), interest by all foreign investors in a national security business must be notified to the Australian Government and require prior approval from the Australian Treasurer in accordance with the FATA. Accordingly, acquisitions of interests of 10% or more (or investments of less than 10% with an ability to influence, participate in or control the entity/business) in Woodside, would require prior approval from the Australian Treasurer.

Minority shareholders

The Corporations Act also provides protection for minority shareholders where the conduct of a company’s affairs or an act or omission (including a resolution of members or a class or members) by a company is contrary to the interests of the members as a whole, or oppressive to, unfairly prejudicial to, or unfairly discriminatory against a member or a group of members.

Substantial Holdings

Shareholders are subject to certain reporting requirements under the Exchange Act. Shareholders owning more than 5% of any voting class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Sections 13(d) and 13(g) of the Exchange Act require any person or group of persons who directly or indirectly acquires or has beneficial ownership of more than 5% of a voting class of an issuer’s equity securities to file beneficial ownership reports electronically with the SEC on either Schedule 13D or on short form Schedule 13G, as appropriate.

Both Schedule 13D and Schedule 13G require background information about the reporting persons, including the name, address, and citizenship or place of organization of each reporting person, the amount of the securities beneficially owned and aggregate beneficial ownership percentage, and whether voting and investment power is held solely by the reporting persons or shared with others.

American Depositary Shares

Citibank, N.A., has been appointed as the Depositary pursuant to the Second Amended and Restated Deposit Agreement, dated as of June 1, 2022, by and among the Depositary, the holders the ADSs thereunder, and Woodside (the “Deposit Agreement”). Each ADS represents one Share and is issued by Citibank, N.A., as Depositary. The Depositary’s principal office at which the ADSs are administered is located at 388 Greenwich Street, New York, New York 10013. The Depositary has appointed Citicorp Nominees Pty Limited as the custodian (the “Custodian”) to safekeep the securities on deposit.

Owners of ADSs may hold their ADSs either by means of an American Depositary Receipt (“ADR”) evidencing ADSs registered in such owner’s name, through a brokerage or safekeeping account, or through an account established by the Depositary in such owner’s name reflecting the registration of uncertificated ADSs directly on the books of the Depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the Depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the Depositary to the holders of the ADSs. The direct registration system includes automated transfers between the Depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If a holder decides to hold ADSs through a brokerage or safekeeping account, such holder must rely on the procedures of the broker or bank to assert the holder’s rights as a beneficial owner of ADSs. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit such holder’s ability to exercise rights as a beneficial owner of ADSs. ADS holders should consult with their broker or bank if they have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC (currently Cede & Co.). This summary description assumes the holder has opted to own the ADSs directly by means of a ADS registered in such holder’s name and, as such, Woodside will refer to ADS holders as the “holder.”

Woodside will not treat holders or beneficial owners of ADSs as shareholders and they will not have direct shareholder rights. The Depositary will hold on ADS holders’ behalf the shareholder rights attached to the Shares underlying such ADSs. Holders or beneficial owners of ADSs will be able to exercise the shareholders rights for the Shares represented by the ADSs through the Depositary only to the extent contemplated in the Deposit Agreement. To exercise any shareholder rights not contemplated in the Deposit Agreement holders or beneficial owners of ADSs will need to arrange for the cancellation of such ADSs in accordance with the Deposit Agreement and become a direct shareholder. The Deposit Agreement, ADRs and ADSs will be interpreted in accordance with the laws of the State of New York.

The following is a summary description of the material terms of the Deposit Agreement and of the material rights of holders or beneficial owners of ADSs. ADS holders should remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of a holder or beneficial owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. Woodside urges holders to review the Deposit Agreement and form of ADR in their entirety, which has been filed with the SEC as an exhibit to Woodside’s Registration Statement on Form F-6 (File No. 333-264280) on April 13, 2022, and as amended on May 23, 2022.

Voting Rights

ADS holders generally have the right under the Deposit Agreement to instruct the Depositary to exercise the voting rights for the Shares represented by their ADSs.

At Woodside’s request, the Depositary will distribute to holders any notice of shareholders meetings received from Woodside together with information explaining how to instruct the Depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the Depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the Depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote (or cause the Custodian to vote) the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

If the Depositary does not receive a holder’s voting instructions in a timely manner, or if the Depositary timely receives voting instructions from a holder that fails to specify the manner in which the Depositary is to vote, such ADS holder’s ADS will not be voted. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with the Constitution, the Depositary will refrain from voting and the voting instructions received by the Depositary from holders of such ADSs shall lapse.

Please note that the ability of the Depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. Woodside cannot assure ADS holders that they will receive voting materials in time to enable them to return voting instructions to the Depositary in a timely manner.

Dividends and Distributions

Holders of ADSs generally have the right to receive the distributions Woodside makes on the securities deposited with the Custodian. A holder’s receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever Woodside makes a cash distribution for the securities on deposit with the Custodian, Woodside will give prior notice to the Depositary and Woodside will deposit the funds with the Custodian. Upon receipt of confirmation of the deposit of requisite funds, the Depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, in accordance with the terms of the Deposit Agreement.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The Depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the Custodian in respect of securities on deposit.

The distribution of cash will be made in accordance with the record date set by the Depositary (if applicable) and will be net of the fees, expenses and taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The Depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the Depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever Woodside pays a dividend in or makes a free distribution of Shares for the securities on deposit with the Custodian, Woodside will give prior notice to the Depositary and Woodside will deposit the applicable number of Shares with the Custodian. Upon receipt of confirmation of such deposit, the Depositary will, in accordance with the record date established by the Depositary, either (i) distribute to holders (in proportion to the number of ADSs held) new ADSs representing the Shares deposited by Woodside with the Custodian or (ii) modify the ADS-to-share ratio, in which case each ADS held will represent rights and interests in the additional Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the Depositary may sell all or a portion of the new Shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws). If the Depositary does not distribute new ADSs as described above, it may sell the Shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever Woodside distributes rights to subscribe for additional Shares, the Depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders in accordance with the record date set by the Depositary and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs. Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of their rights. The Depositary is not obligated to establish procedures to facilitate the exercise by holders of rights to subscribe for new Shares other than in the form of ADSs.

The Depositary will not distribute the rights to a holder if:

•	Woodside does not timely request that the rights be distributed to such holder or Woodside requests that the rights not be distributed to such holder; or

•	Woodside fails to deliver reasonably satisfactory documents to the Depositary; or

•	The Depositary determines it is not reasonably practicable to distribute the rights.

The Depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale (net of the fees, expenses and taxes and governmental charges payable by holders under the terms of the Deposit Agreement) will be distributed to holders as in the case of a cash distribution. If the Depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever Woodside intends to distribute a dividend payable at the election of shareholders either in cash or in additional Shares and indicates that Woodside wishes the elective distribution to be made available to holders of ADSs, Woodside will assist the Depositary in determining whether such distribution is lawful and reasonably practicable.

The Depositary will make the election available to ADS holders only if it is reasonably practicable and if Woodside has provided reasonably satisfactory documentation contemplated in the Deposit Agreement. In such case, the Depositary will establish procedures to enable holders to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement and in accordance with the record date determined by the Depositary.

If the election is not made available to a ADS holder, such holder will receive either cash or additional ADSs, depending on what a shareholder in Australia would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever Woodside intends to distribute property other than cash, Shares or rights to subscribe for additional Shares and indicates that Woodside wishes such distribution to be made to holders of ADSs, Woodside will assist the Depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to ADS holders, the Depositary will distribute the property to the holders (in proportion to the number of ADSs held respectively) in a manner it deems practicable and in accordance with the record date determined by the Depositary.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the Depositary may sell all or a portion of the property received.

The Depositary will not distribute the property to ADS holders and will sell the property if:

•	Woodside does not request that the property be distributed to ADS holders or if Woodside requests that the property not be distributed to ADS holders; or

•	Woodside does not deliver reasonably satisfactory documents to the Depositary; or

•	The Depositary determines that all or a portion of the distribution to ADS holders is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever Woodside decides to redeem any of the securities on deposit with the Custodian, Woodside will notify the Depositary in advance. If it is practicable and if Woodside provides reasonably satisfactory documentation contemplated in the Deposit Agreement, the Depositary will provide notice of the intended exercise by Woodside of the redemption rights to the holders.

The Custodian will be instructed to surrender the Shares being redeemed against payment of the applicable redemption price. The Depositary will convert into U.S. dollars upon the terms of the Deposit Agreement any redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the Depositary. ADS holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the Depositary may determine.

Notices and Reports

The Depositary will make available for ADS holders’ inspection at its principal office any reports and communications, including any proxy soliciting material, that it receives from Woodside, if those reports and communications are both (a) received by the Depositary as the holder of the deposited securities and (b) made generally available by Woodside to the holders of the deposited securities. The Depositary will also make available to ADS holders copies of such reports when furnished by Woodside pursuant to the Deposit Agreement. In addition, Woodside is subject to the periodic reporting requirements of the Exchange Act and, accordingly, files certain reports with the SEC. Such reports and documents can be retrieved from the SEC’s website (www.sec.gov).

Changes Affecting Shares

The Shares held on deposit for ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of Woodside.

If any such change were to occur, the ADSs would, to the extent permitted by law and the Deposit Agreement, represent the right to receive the property received or exchanged in respect of the Shares held on deposit. The Depositary may in such circumstances deliver new ADSs to holders, amend the Deposit Agreement, the ADRs and the Registration Statement on Form F-6, call for the exchange of existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the Depositary may not lawfully distribute such property to all holders, the Depositary may sell such property and distribute the net proceeds (net of the fees, expenses and taxes and governmental charges payable by holders under the terms of the Deposit Agreement) to ADS holders as in the case of a cash distribution.

Amendments and Termination of Deposit Agreement

Amendment

Woodside may agree with the Depositary to modify the Deposit Agreement at any time without the consent of ADS holders. Any amendment which imposes or increases any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges) or which otherwise materially prejudices any substantial existing right of ADS holders will not become effective until thirty days following notice of such amendment to the holders.

ADS holders will be bound by the modifications to the Deposit Agreement if they continue to hold ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent holders from withdrawing the Shares represented by their ADSs (except in order to comply with mandatory provisions of applicable law).

Termination

Woodside has the right to direct the Depositary to terminate the Deposit Agreement. Similarly, the Depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the Depositary must give notice to the holders at least 30 days before termination. Until termination, holders’ rights under the Deposit Agreement will be unaffected.

After termination, the Depositary will continue to collect distributions received (but will not distribute any such property until a holder requests the cancellation of its ADSs) and may sell the securities held on deposit. After the sale, the Depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs uninvested. At that point, the Depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses), along with indemnification obligations.

Books of Depositary

The Depositary will maintain ADS holder records at its depositary office. ADS holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the Deposit Agreement.

Deposit, Withdrawal and Transfer

Issuance of ADSs upon Deposit of Shares

The Depositary may create ADSs on behalf of shareholders who deposit Shares with the Custodian. The Depositary will deliver these ADSs to the person indicated by the depositing shareholder (or broker) only after any applicable issuance fees and any charges and taxes payable for the transfer of the Shares to the Custodian have been paid. The ability to deposit Shares and receive ADSs may be limited by U.S. and Australia legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the Depositary or the Custodian receives confirmation that all required approvals have been given and that the Shares have been duly transferred to the Custodian. The Depositary will only issue ADSs in whole numbers.

Holders of Shares making a deposit of Shares will be responsible for transferring good and valid title of such Shares to the Depositary.

Transfer, Combination and Split Up of ADRs

ADR holders will be entitled to transfer, combine or split up ADRs and the ADSs evidenced thereby. For transfers of ADRs, ADS holders will have to surrender the ADRs to the Depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have ADRs either combined or split up, holders must surrender the ADRs in question to the Depositary with the request to have them combined or split up, and must pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

ADS holders will be entitled to present ADSs to the Depositary for cancellation and then receive the corresponding number of underlying Shares represented by such ADSs at the Custodian’s offices. The ability to withdraw the Shares held in respect of the ADSs may be limited by U.S. and Australian legal considerations applicable at the time of withdrawal. In order to withdraw the Shares represented by ADSs, holders will be required to pay to the Depositary the fees for cancellation of ADSs and any charges, expenses, taxes and governmental charges payable upon the transfer of the Shares. ADS holders assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the ADSs will not have any rights under the Deposit Agreement.

ADS holders who hold ADSs registered in their name may be asked to provide documentation as the Depositary may deem appropriate before it will cancel such ADSs. The withdrawal of the Shares represented by the ADSs may be delayed until the Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. ADS holders should keep in mind that the Depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

ADS holders will have the right to withdraw the securities represented by their ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the Shares or ADSs are closed, or (ii) Shares are immobilized on account of a shareholders meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The Deposit Agreement may not be modified to impair the right to withdraw the securities represented by the ADSs except to comply with mandatory provisions of law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits Woodside’s obligations and the Depositary’s obligations to holders. ADS holders should note the following:

•	Woodside and the Depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

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The Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

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The Depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to holders on Woodside’s behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Shares, for the validity or worth of the Shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third-party, for allowing any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of Woodside’s notices or for Woodside’s failure to give notice.

•	Woodside and the Depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

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Woodside and the Depositary disclaim any liability if Woodside or the Depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future, of any law or regulation, or by reason of present or future provision of any provision of Woodside’s governing documents or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond Woodside’s control.

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Woodside and the Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in Woodside’s governing documents or in any provisions of or governing the securities on deposit.

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Woodside and the Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of them in good faith to be competent to give such advice or information.

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Woodside and the Depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Shares but is not, under the terms of the Deposit Agreement, made available to holders of ADSs.

•	Woodside and the Depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	Woodside and the Depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the Deposit Agreement.

•	Nothing in the Deposit Agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among Woodside, the Depositary and any ADS holder.

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Nothing in the Deposit Agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to Woodside or the ADS owners have interests, and nothing in the Deposit Agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to Woodside or to the ADS owners, or to account for any payment received as part of those transactions.